Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Fourth Quarter and Fiscal 2018 Results;
Full-Year Sales and Earnings in Line with Guidance

•	Operating cash flow of $343 million aided by working capital improvement, lower taxes

•	Hawthorne acquisitions led to Company-wide sales growth of 15% in Q4; 1% for full year,

•	Q4 GAAP EPS loss of $2.36; Non-GAAP Adjusted EPS loss of $0.75

•	Full-year GAAP EPS of $2.23; Non-GAAP Adjusted EPS of $3.71

•	2019 Guidance: Non-GAAP Adjusted EPS of $4.10 to $4.30 on sales growth of 10 to 11%

MARYSVILLE, Ohio (November 7, 2018) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced fiscal year 2018 financial results in line with the Company’s guidance and highlighted by strong operating cash flow.

For the year ended September 30, 2018, company-wide reported net sales increased 1 percent to $2.66 billion. GAAP income from continuing operations was $2.23 per share compared with $3.29 per share in the prior year. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other one-time charges, were $3.71 per share compared with $3.94 per share a year ago. The non-GAAP adjusted results are the basis of the Company’s earnings guidance. Operating cash flow for the year was $343 million compared with $363 million a year earlier.

“There is little doubt that fiscal 2018 was one of our most challenging years in recent memory,” said Jim Hagedorn, chairman and chief executive officer. “Our U.S. Consumer business, however, had a strong second half following unfavorable early season weather. The Hawthorne team also made substantial progress in recent months, integrating the Sunlight acquisition to enable strong benefits for 2019.”

“Across the entire organization we have been building toward a solid recovery in 2019. Our goal for 2019 is to deliver sales growth in a range of 10 to 11 percent resulting in non-GAAP adjusted earnings in the range of $4.10 to $4.30. We expect that growth to be driven by the full-year impact of the Sunlight Supply acquisition as well as pricing in our U.S. Consumer segment of roughly 3 percent. We will remain focused on continued working capital improvement as operating cash flow remains a critical performance metric for our team.”

Fourth quarter details
Company-wide sales increased 15 percent to $433.9 million. Sales in the U.S. Consumer segment decreased 2 percent in the quarter to $252.6 million due primarily to focused inventory productivity efforts with certain key retail accounts. The segment delivered segment profit of $5.3 million compared with a loss of $0.3 million a year earlier.

Hawthorne reported sales of $152.2 million, a 65 percent increase from the same period a year ago, driven by acquisitions. Excluding acquisitions, sales decreased 15 percent due to declines in the North American hydroponic business partially offset by growth in the European professional greenhouse market and AeroGrow. Hawthorne reported a segment profit of $0.5 million in the quarter compared with $9.0 million a year earlier.

For the quarter, the Company-wide GAAP and non-GAAP adjusted gross margin rates were 17.0 percent and 19.2 percent, respectively, compared with 23.4 percent a year ago. SG&A increased 6 percent to $121.5 million primarily due to increased expense related to acquisitions.

The Company reported a seasonal loss from continuing operations on a GAAP basis of $130.6 million, or $2.36 per share, compared with $42.3 million, or $0.72 per share. The loss on a non-GAAP adjusted basis was $41.6 million, or $0.75 per share, compared with a loss of $14.9 million, or $0.26 per share. During the quarter the Company recorded a non-cash impairment of $94.6 million related to goodwill in the Hawthorne segment. Additionally, the company recorded a charge of $20.0 million in discontinued operations for a litigation matter related to its previously divested wild bird food business.

Full Year Details
Company-wide sales increased 1 percent to $2.66 billion compared to $2.64 billion a year ago. Sales in the U.S. Consumer segment decreased 2 percent, to $2.11 billion, due largely to lower-than-expected sales in mass retail and focused inventory productivity efforts by key customers. U.S. Consumer segment profit was $496.6 million, a decrease of 5 percent, principally driven by lower sales and increased distribution and input costs.

Consumer purchases of the Company’s products at its largest four retail partners were flat from previous year’s levels, although branded fertilizer, grass seed, growing media, mulch and rodenticide products all were higher compared with 2017.

“We were especially pleased with our branded Lawns business this year, which was supported by significant new innovation like our Turf Builder Triple Action products as well as Turf Builder Thick’R Lawn,” Hagedorn said. “While we saw a record slow start in the first half of our season across the category, we also saw a record recovery in the second half. As we prepare for next year, we remain extremely confident in the strength of our brands, as well as the level of consumer engagement and retailer support.”

Hawthorne sales increased 20 percent, to $344.9 million, driven by acquisitions. Excluding acquisitions, the business declined 27 percent on the year. Hawthorne reported an operating loss of $6.1 million, which included the dilution associated with the acquisition of Sunlight Supply.

“The integration of Sunlight Supply remains on track and we continue to expect at least $35 million in synergies from this transaction,” said Randy Coleman, chief financial officer. “While we are obviously disappointed by the performance of Hawthorne in 2018, we expect to return to growth in 2019 and remain bullish on the long-term prospects for this business.”

The GAAP and non-GAAP adjusted gross margin rates for the full year were 32.5 percent and 33.2 percent, respectively, compared with 36.8 percent a year ago. The decline was due primarily to higher-than-expected distribution costs, negative fixed cost absorption in both the U.S. Consumer and Hawthorne segments, and planned increased customer promotion and trade expense.

SG&A declined 2 percent to $540.1 million as increased expense from acquisitions was offset by other reductions including variable compensation and advertising expense.

GAAP income from continuing operations was $127.6, or $2.23 per share, compared with $198.3 million, or $3.29 per share. Non-GAAP adjusted earnings were $211.6, or $3.71 per share, compared with $236.9 million, or $3.94 per share. The full-year diluted share count was 57.1 million, compared with 60.2 million, reflecting share repurchase activity of $327.7 million for the year.

2019 Outlook
The Company also provided guidance for fiscal 2019 that includes projected sales growth of 10 to 11 percent. The guidance assumes the U.S. Consumer segment will grow 1 to 2 percent with the balance, approximately 9 percent, from Hawthorne. Within the Hawthorne segment, acquisitions are expected to contribute 8 percent on a company-wide basis.

“We expect pricing will add 3 percent to the U.S. Consumer segment on a full-year basis, but also anticipate some unit decline from retailer merchandising decisions and continued inventory productivity initiatives,” Coleman said. “Additionally, the contractual changes in our Roundup marketing agreement will result in an approximate 100 basis point decline to sales in this segment on a full-year basis.”

The gross margin rate is expected to be relatively flat. SG&A is expected to grow 5 to 6 percent. Non-GAAP adjusted earnings per share are expected between $4.10 and $4.30. Operating cash flow is targeted at $290 to $300 million, which includes anticipated payments related to the conclusion of certain litigation matters.

“While we expect to see solid gross margin rate improvement in the U.S. Consumer segment, the full-year impact of the lower-margin Sunlight transaction will offset most of those gains,” Coleman said. “Throughout the organization we have also taken strong steps to overcome other expense headwinds while increasing our investment in our people and brands.”

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, November 7
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 866-288-0540 (Conference Code: 8347308). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels.  The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•
Certain of our products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	In the event the Restated Marketing Agreement for consumer Roundup products terminates, we would lose a substantial source of future earnings and overhead expenses absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2018	September 30, 2017	% Change	September 30, 2018	September 30, 2017	% Change
Net sales		$433.9	$376.7	15%	$2,663.4	$2,642.1	1%
Cost of sales		350.7	288.6		1,778.3	1,669.5
Cost of sales—impairment, restructuring and other		9.5	—		20.5	—
Gross profit		73.7	88.1	(16)%	864.6	972.6	(11)%
% of sales		17.0%	23.4%		32.5%	36.8%
Operating expenses:
Selling, general and administrative		121.5	114.5	6%	540.1	550.9	(2)%
Impairment, restructuring and other		102.9	3.7		132.3	4.9
Other income, net		(3.6)	(4.0)		(6.7)	(16.6)
Income (loss) from operations		(147.1)	(26.1)	(464)%	198.9	433.4	(54)%
% of sales		(33.9)%	(6.9)%		7.5%	16.4%
Equity in (income) loss of unconsolidated affiliates	(3)	(1.6)	(1.2)		(4.9)	29.0
Interest expense		22.9	17.7		86.4	76.1
Other non-operating (income) expense, net	(6)	(2.5)	13.4		1.7	13.4
Income (loss) from continuing operations before income taxes		(165.9)	(56.0)	(196)%	115.7	314.9	(63)%
Income tax expense (benefit) from continuing operations		(35.3)	(13.7)		(11.9)	116.6
Income (loss) from continuing operations		(130.6)	(42.3)	(209)%	127.6	198.3	(36)%
Income (loss) from discontinued operations, net of tax	(3) (4)	(16.3)	8.9		(63.9)	20.5
Net income (loss)		$(146.9)	$(33.4)		$63.7	$218.8
Net income attributable to noncontrolling interest		(0.1)	—		—	(0.5)
Net income (loss) attributable to controlling interest		$(147.0)	$(33.4)		$63.7	$218.3

Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(2.36)	$(0.72)	(228)%	$2.27	$3.33	(32)%
Income (loss) from discontinued operations		(0.29)	0.15		(1.14)	0.35
Net income (loss)		$(2.65)	$(0.57)		$1.13	$3.68

Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(2.36)	$(0.72)	(228)%	$2.23	$3.29	(32)%
Income (loss) from discontinued operations		(0.29)	0.15		(1.11)	0.34
Net income (loss)		$(2.65)	$(0.57)		$1.12	$3.63

Common shares used in basic income (loss) per share calculation		55.4	58.4	(5)%	56.2	59.4	(5)%
Common shares and potential common shares used in diluted income (loss) per share calculation		55.4	58.4	(5)%	57.1	60.2	(5)%

Non-GAAP results:
Adjusted net income (loss) attributable to controlling interest from continuing operations	(5)	$(41.6)	$(14.9)	(179)%	$211.6	$236.9	(11)%
Adjusted diluted income (loss) per common share from continuing operations	(2) (5)	$(0.75)	$(0.26)	(188)%	$3.71	$3.94	(6)%
Adjusted EBITDA	(5)	$0.4	$5.5	(93)%	$482.0	$560.5	(14)%
Note: See accompanying footnotes on page 12.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. These segments differ from those used in prior periods due to the change in the Company’s internal organizational structure resulting from the Company’s divestiture of its consumer lawn and garden business in certain international jurisdictions (the “International Business”), which closed on August 31, 2017. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale. The prior period amounts have been reclassified to conform with the new segments.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Twelve Months Ended
	September 30, 2018	September 30, 2017	% Change	September 30, 2018	September 30, 2017	% Change
Net Sales:
U.S. Consumer	$252.6	$258.1	(2)%	$2,109.6	$2,160.5	(2)%
Hawthorne	152.2	92.0	65%	344.9	287.2	20%
Other	29.1	26.6	9%	208.9	194.4	7%
Consolidated	$433.9	$376.7	15%	$2,663.4	$2,642.1	1%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$5.3	$(0.3)	1,867%	$496.6	$521.5	(5)%
Hawthorne	0.5	9.0	(94)%	(6.1)	35.5	(117)%
Other	0.7	(0.9)	178%	11.2	13.4	(16)%
Total Segment Profit (Non-GAAP)	6.5	7.8	(17)%	501.7	570.4	(12)%
Corporate	(32.9)	(24.1)		(120.8)	(109.6)
Intangible asset amortization	(8.3)	(6.1)		(29.2)	(22.5)
Impairment, restructuring and other	(112.4)	(3.7)		(152.8)	(4.9)
Equity in income (loss) of unconsolidated affiliates	1.6	1.2		4.9	(29.0)
Interest expense	(22.9)	(17.7)		(86.4)	(76.1)
Other non-operating income (expense), net	2.5	(13.4)		(1.7)	(13.4)
Income (loss) from continuing operations before income taxes (GAAP)	$(165.9)	$(56.0)	(196)%	$115.7	$314.9	(63)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2018	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$33.9	$120.5
Accounts receivable, net	310.5	286.6
Inventories	481.4	407.5
Prepaid and other current assets	59.9	67.1
Total current assets	885.7	881.7
Investment in unconsolidated affiliates	36.1	31.1
Property, plant and equipment, net	530.8	467.7
Goodwill	543.0	441.6
Intangible assets, net	857.3	748.9
Other assets	201.6	176.0
Total assets	$3,054.5	$2,747.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$132.6	$143.1
Accounts payable	150.5	153.1
Other current liabilities	329.6	248.3
Total current liabilities	612.7	544.5
Long-term debt	1,883.8	1,258.0
Distributions in excess of investment in unconsolidated affiliate	21.9	21.9
Other liabilities	176.5	260.9
Total liabilities	2,694.9	2,085.3
Equity	359.6	661.7
Total liabilities and equity	$3,054.5	$2,747.0

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions) (Unaudited)

	Year Ended September 30,
	2018	2017 (7)
OPERATING ACTIVITIES
Net income	$63.7	$218.8
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other	121.5	1.2
Share-based compensation expense	40.4	25.2
Depreciation	53.4	55.1
Amortization	30.0	25.0
Deferred taxes	(87.6)	(17.4)
Gain on long-lived assets	(0.6)	(3.3)
(Gain) loss on sale / contribution of business	0.7	(31.7)
Equity in (income) loss and distributions from unconsolidated affiliates	(4.9)	32.6
Recognition of accumulated foreign currency translation loss	11.7	—
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(2.7)	48.6
Inventories	14.3	3.6
Prepaid and other assets	18.0	(12.2)
Accounts payable	(3.9)	9.0
Other current liabilities	4.5	26.9
Restructuring and other	100.1	(8.7)
Other non-current items	(13.6)	(10.4)
Other, net	(2.5)	0.9
Net cash provided by operating activities	342.5	363.2
INVESTING ACTIVITIES
Proceeds from sale of long-lived assets	5.1	5.7
Post-closing working capital payment related to sale of International Business	(35.3)	—
Proceeds from sale of business, net of cash disposed of	—	180.3
Investments in property, plant and equipment	(68.2)	(69.6)
Investments in loans receivable	(17.1)	(29.7)
Proceeds from loans receivable	14.3	—
Net distributions from unconsolidated affiliates	(0.1)	57.4
Investments in acquired businesses, net of cash acquired	(492.9)	(121.7)
Other investing, net	13.5	—
Net cash (used in) provided by investing activities	(580.7)	22.4
FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	2,987.0	1,449.3
Repayments under revolving and bank lines of credit and term loans	(2,312.9)	(1,618.3)
Proceeds from issuance of 5.250% Senior Notes	—	250.0
Financing and issuance fees	(6.1)	(4.4)
Dividends paid	(120.0)	(120.3)
Distribution paid by AeroGrow to noncontrolling interest	—	(8.1)
Purchase of Common Shares	(327.7)	(255.2)
Payments on sellers notes	(8.9)	(28.7)
Excess tax benefits from share-based payment arrangements	—	7.9
Cash received from exercise of stock options	10.5	11.0
Acquisition of noncontrolling interests	(70.7)	—
Net cash (used in) provided by financing activities	151.2	(316.8)
Effect of exchange rate changes on cash	0.4	1.6
Net increase (decrease) in cash and cash equivalents	(86.6)	70.4
Cash and cash equivalents at beginning of year excluding cash classified within assets held for sale	120.5	28.6
Cash and cash equivalents at beginning of year classified within assets held for sale	—	21.5
Cash and cash equivalents at beginning of year	120.5	50.1
Cash and cash equivalents at end of year	$33.9	$120.5

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating Expense	Adjusted (Non-GAAP)
Gross profit		$73.7	$—	$(9.5)	$83.2	$88.1	$—	$—	$—	$88.1
Gross profit as a % of sales		17.0%			19.2%	23.4%				23.4%
Loss from operations		(147.1)	—	(112.4)	(34.7)	(26.1)	—	(3.7)	—	(22.4)
Loss from operations as a % of sales		(33.9)%			(8.0)%	(6.9)%				(5.9)%
Equity in income of unconsolidated affiliates	(3)	(1.6)	—	—	(1.6)	(1.2)	—	8.4	—	(9.6)
Loss from continuing operations before income taxes		(165.9)	—	(112.4)	(53.5)	(56.0)	—	(12.1)	(13.4)	(30.5)
Income tax benefit from continuing operations		(35.3)	—	(23.3)	(12.0)	(13.7)	—	0.9	1.0	(15.6)
Loss from continuing operations		(130.6)	—	(89.1)	(41.5)	(42.3)	—	(13.0)	(14.4)	(14.9)
Net loss attributable to controlling interest		(147.0)	(16.3)	(89.1)	(41.6)	(33.4)	8.9	(13.0)	(14.4)	(14.9)
Diluted loss per common share from continuing operations		(2.36)	—	(1.61)	(0.75)	(0.72)	—	(0.22)	(0.25)	(0.26)

Calculation of Adjusted EBITDA (5):	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Net loss (GAAP)	$(146.9)	$(33.4)
Income tax benefit from continuing operations	(35.3)	(13.7)
Income tax expense (benefit) from discontinued operations	(2.1)	8.0
Gain on sale / contribution of business	(2.1)	(32.0)
Interest expense	22.9	17.7
Depreciation	14.2	13.7
Amortization	8.5	6.6
Impairment, restructuring and other from continuing operations	112.4	12.1
Impairment, restructuring and other from discontinued operations	20.1	7.5
Other non-operating expense	—	13.4
Interest income	(2.5)	—
Expense on certain leases	0.9	0.9
Share-based compensation expense	10.3	4.7
Adjusted EBITDA (Non-GAAP)	$0.4	$5.5

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Twelve Months Ended September 30, 2018					Twelve Months Ended September 30, 2017
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating Expense	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating Expense	Adjusted (Non-GAAP)
Gross profit		$864.6	$—	$(20.5)	$—	$885.1	$972.6	$—	$—	$—	$972.6
Gross profit as a % of sales		32.5%				33.2%	36.8%				36.8%
Income from operations		198.9	—	(152.8)	—	351.7	433.4	—	(4.9)	—	438.3
Income from operations as a % of sales		7.5%				13.2%	16.4%				16.6%
Equity in (income) loss of unconsolidated affiliates	(3)	(4.9)	—	—	—	(4.9)	29.0	—	25.2	—	3.8
Income from continuing operations before income taxes		115.7	—	(152.8)	(11.7)	280.2	314.9	—	(30.1)	(13.4)	358.4
Income tax expense from continuing operations		(11.9)	—	(77.4)	(3.1)	68.6	116.6	—	(3.1)	(1.3)	121.0
Income from continuing operations		127.6	—	(75.4)	(8.6)	211.6	198.3	—	(27.0)	(12.1)	237.4
Net income attributable to controlling interest		63.7	(63.9)	(75.4)	(8.6)	211.6	218.3	20.5	(27.0)	(12.1)	236.9
Diluted income per common share from continuing operations		2.23	—	(1.32)	(0.15)	3.71	3.29	—	(0.45)	(0.20)	3.94

Calculation of Adjusted EBITDA (5):	Twelve Months Ended September 30, 2018	Twelve Months Ended September 30, 2017
Net income (GAAP)	$63.7	$218.8
Income tax expense (benefit) from continuing operations	(11.9)	116.6
Income tax expense (benefit) from discontinued operations	(25.5)	11.9
(Gain) loss on sale / contribution of business	0.7	(31.7)
Interest expense	86.4	76.6
Depreciation	53.4	55.1
Amortization	30.0	25.0
Impairment, restructuring and other from continuing operations	152.8	30.1
Impairment, restructuring and other from discontinued operations	86.8	15.9
Other non-operating expense	11.7	13.4
Interest income	(10.0)	—
Expense on certain leases	3.5	3.6
Share-based compensation expense	40.4	25.2
Adjusted EBITDA (Non-GAAP)	$482.0	$560.5

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

	Year Ended September 30,
	2018	2017
Calculation of free cash flow (5):
Net cash provided by operating activities (GAAP)	$342.5	$363.2
Investments in property, plant and equipment	(68.2)	(69.6)
Free cash flow (Non-GAAP)	$274.3	$293.6

Calculation of free cash flow productivity (5):
Free cash flow (Non-GAAP)	$274.3	$293.6
Net income (GAAP)	63.7	218.8
Free cash flow productivity (Non-GAAP)	430.6%	134.2%

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts LawnService® business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “TruGreen Joint Venture”) in exchange for a minority equity interest of 30% in the TruGreen Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation and classified the assets and liabilities of the SLS Business as held for sale. In the first quarter of fiscal 2018, the Company’s net investment and advances were reduced to a liability and the Company will no longer record its proportionate share of the TruGreen Joint Venture earnings in the Condensed Consolidated Statements of Operations until the Company’s net investment and advances are no longer a liability. The Company does not have any contractual obligations to fund losses of the TruGreen Joint Venture.

(4)
On April 29, 2017, the Company received a binding and irrevocable conditional offer (the “Offer”) from Exponent Private Equity LLP (“Exponent”) to purchase its consumer lawn and garden business in certain international jurisdictions (the “International Business”). On July 5, 2017, the Company accepted the Offer and entered into the Share and Business Sale Agreement (the “Agreement”) contemplated by the Offer. The transaction closed on August 31, 2017. Pursuant to the Agreement, Scotts-Sierra Investments LLC, an indirect wholly-owned subsidiary of the Company (“Sierra”) and certain of its direct and indirect subsidiaries, entered into separate stock or asset sale transactions with respect to the consumer lawn and garden businesses located in Australia, Austria, Benelux, Czech Republic, France, Germany, Poland and the United Kingdom. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale.

(5)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•
Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

•
Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

•
Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Charges or credits incurred by the TruGreen Joint Venture that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, refinancing costs, restructurings and other discrete projects or transactions including a non-cash purchase accounting fair value write-down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”). The Company holds a noncontrolling equity interest of approximately 30% in the TruGreen Joint Venture. The Company does not control, nor does it have any legal claim to, the revenues and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. The use of non-GAAP measures that are subject to TruGreen Joint Venture non-GAAP adjustments is not intended to imply that the Company has control over the operations and resulting revenue and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of the unconsolidated affiliates.

•
Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in (income) loss of unconsolidated affiliates: Equity in (income) loss of unconsolidated affiliates excluding TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 5.25 at September 30, 2018) and an interest coverage ratio (minimum of 3.00 for the twelve months ended September 30, 2018).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

For the three and twelve months ended September 30, 2018, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
The Company recognized a non-cash charge of $94.6 million related to a goodwill impairment in the Hawthorne segment in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations as a result of the Company’s annual fourth quarter quantitative goodwill impairment test.

•
In connection with the acquisition of Sunlight Supply during the third quarter of fiscal 2018, the Company announced the launch of an initiative called Project Catalyst. Project Catalyst is a company-wide restructuring effort to reduce operating costs throughout the U.S. Consumer, Hawthorne and Other segments and drive synergies from recent acquisitions within Hawthorne. For the three and twelve months ended September 30, 2018, the Company recognized charges of $16.5 million and $29.4 million, respectively, related to Project Catalyst. During the three and twelve months ended September 30, 2018, the Company executed facility closures and consolidations, terminated employees in duplicate roles, and recognized employee termination benefits of $0.5 million and $1.9 million, respectively, impairment of property, plant and equipment of $2.3 million and $8.2 million, respectively, and facility closure costs of $6.7 million and $10.5 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. For the three and twelve months ended September 30, 2018, the Company recognized employee termination benefits of $5.1 million and $6.9 million, respectively, and facility closure cost of $1.9 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized a non-cash impairment charge of zero and $17.5 million for the three and twelve months ended September 30, 2018, respectively, related to the write-off of previously acquired customer relationship intangible assets due to the acquisition of Sunlight Supply in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. Additionally, the Company reduced the value of deferred tax liabilities associated with the above write-off of previously acquired customer relationship intangible assets by zero and $7.3 million for the three and twelve months ended September 30, 2018, respectively, which was recognized in the “Income tax expense (benefit) from continuing operations” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized charges of $20.0 million and $85.0 million for a probable loss related to the previously disclosed legal matter In re Morning Song Bird Food Litigation for the three and twelve months ended September 30, 2018, respectively, in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized adjustments to previously recognized employee termination benefits related to Project Focus activity of zero and $0.1 million for the three and twelve months ended September 30, 2018, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized charges of $1.5 million and $11.7 million for a probable loss on a previously disclosed legal matter for the three and twelve months ended September 30, 2018, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

•
On December 22, 2017, President Trump signed into law H.R.1 (the “Act,” formerly known as the “Tax Cuts and Jobs Act”) which provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended. Among other items important to the Company, the Act implements a territorial tax system, imposes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and permanently reduces the federal corporate tax rate to 21% effective January 1, 2018. As the Company’s fiscal year end falls on September 30, the statutory federal corporate tax rate for fiscal 2018 will be prorated to 24.5%, with the statutory rate for 2019 and beyond at 21%. Included in the effective tax rate for the three and twelve months ended September 30, 2018 are one-time impacts related to the tax law change of $42.8 million. These include a one-time $46.6 million net tax benefit adjustment reflecting the revaluation of the Company’s net deferred tax liability at the lower tax rate. In addition, as part of the Act, the Company recognized a one-time tax expense on deemed repatriated earnings and cash of foreign subsidiaries as required by the Act of $21.2 million, partially offset by the recognition and application of foreign tax credits associated with these foreign subsidiaries of $18.2 million.

•
As a result of the enactment of the Act, the Company repatriated cash from a foreign subsidiary during the second quarter of fiscal 2018 resulting in the liquidation of substantially all of the assets of the subsidiary and the write-off of accumulated foreign currency translation loss adjustments of zero and $11.7 million for the three and twelve months ended September 30, 2018 in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations.

For the three and twelve months ended September 30, 2017, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
The Company incurred restructuring costs related to termination benefits and facility closure costs of $7.1 million and $8.3 million for the three and twelve months ended September 30, 2017, respectively, related to Project Focus activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized a recovery of $4.4 million related to the reduction of a contingent consideration liability associated with a historical acquisition and recorded a $1.0 million impairment charge on the write-off of a trademark asset due to recent performance and future growth expectations. These items were recorded within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•	In connection with the October 2017 acquisition of the remaining noncontrolling interest in Gavita, the Company incurred a charge of $13.4 million, which is not tax-deductible, to write-up the fair value of the loan to the noncontrolling ownership group of Gavita to the agreed upon buyout value within the “Other non-operating expense” line in the Condensed Consolidated Statements of Operations.

•
The Company incurred TruGreen Joint Venture non-GAAP adjustments of $8.4 million and $25.2 million for the three and twelve months ended September 30, 2017, respectively, within the “Equity in (income) loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations. For the three and twelve months ended September 30, 2017, this included a charge of $7.2 million related to costs associated with
TruGreen’s August 2017 refinancing. The remaining adjustments include nonrecurring integration and separation costs, transaction costs and a non-cash purchase accounting fair value write down adjustment related to deferred revenue and advertising.

•	In connection with the sale of the International Business, the Company recognized additional tax expense of
$7.2 million associated with valuation allowances established in connection with historical foreign tax credits as the Company does not expect to utilize these prior to their expiration.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(6)
For the three and twelve months ended September 30, 2018, the Company has classified interest income on loans receivable of $2.5 million and $10.0 million, respectively, in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations. For the three and twelve months ended September 30, 2017, interest income on loans receivable of $2.2 million and $10.0 million, respectively, is classified in the “Other income, net” line in the Condensed Consolidated Statements of Operations.

(7)
In March 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The Company adopted this guidance effective October 1, 2017. The amended accounting guidance requires cash paid to a tax authority when shares are withheld to satisfy statutory income tax withholding obligations to be classified as a financing activity in the statement of cash flows. The Company’s retrospective adoption of this provision of the amended accounting guidance resulted in the classification of payments of $3.0 million and $9.2 million as cash outflows from financing activities for fiscal 2018 and fiscal 2017, respectively.